FORM N-8A

                     Scudder Weisel Digital Innovators Fund

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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                  Name: Scudder Weisel Digital Innovators Fund

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                                88 Kearny Street
                             San Francisco, CA 94108

             Telephone Number (including area code): (415) 262 6100

                    Name and address of agent for service of
                                    process:

                              c/o Peter H. Mattoon
                                    President
                           Scudder Weisel Capital LLC
                                88 Kearny Street
                             San Francisco, CA 94108

                                   Copies to:

                              Robert W. Helm, Esq.
                                     Dechert
                               1775 Eye Street, NW
                              Washington, DC 20006

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES /X/ NO / /
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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of the registration to be duly signed on its behalf in the city of San Francisco on the 5th day of October, 2000.



                                       Scudder Weisel Digital Innovators Fund







                                       By:      /s/ Peter Mattoon

                                                Peter Mattoon
                                                President and Trustee


Attest: /s/ Christopher E. Nordquist

Name:    Christopher E. Nordquist
Title:   Vice President and Secretary